As filed with the Securities and Exchange Commission on February 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHARVARIS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

J.H. Oortweg 21

2333 CH Leiden

The Netherlands

(Address of Principal Executive Offices)

Pharvaris N.V. 2021 Equity Incentive Plan

Amended and Restated Pharvaris B.V. 2016 Equity Incentive Plan

(Full title of the plan)

Berndt Modig

J.H. Oortweg 21

2333 CH Leiden

The Netherlands

+31 (0)71 203 6410

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Sophia Hudson, P.C.

Jennifer Lee, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Pharvaris N.V. 2021 Equity Incentive Plan	Ordinary shares, par value €0.12 per share	3,870,401(2)	$29.02(3)	$112,319,037.02 (3)	$12,255
Amended and Restated Pharvaris B.V. 2016 Equity Incentive Plan	Ordinary shares, par value €0.12 per share	2,445,295(4)	$8.86(5)	$21,665,313.70 (5)	$2,364
Amended and Restated Pharvaris B.V. 2016 Equity Incentive Plan	Ordinary shares, par value €0.12 per share	154,945(6)	$29.02(3)	$4,496,503.90 (3)	$491
Total					$15,110

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares.

(2)

Represents ordinary shares of Pharvaris N.V. that are currently authorized for issuance under the Pharvaris N.V. 2021 Equity Incentive Plan (the “2021 Plan”), which shares consist of ordinary shares reserved and available for delivery with respect to awards under the 2021 Plan, ordinary shares that may again become available for delivery with respect to awards under such plan pursuant to the share counting, share recycling and other terms and conditions of the 2021 Plan, and ordinary shares that may become reserved and again available for delivery with respect to awards under the 2021 Plan pursuant to the “evergreen” provision of the Plan.

(3)

The proposed maximum offering price is calculated pursuant Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sale prices for the ordinary shares as reported on the Nasdaq Global Select Market on February 8, 2021 solely for the purpose of calculating the registration fee.

(4)	Represents ordinary shares of Pharvaris N.V. that are issuable upon the exercise of stock options granted under the Amended and Restated Pharvaris B.V. 2016 Equity Incentive Plan.
(5)	The proposed maximum offering price is calculated pursuant to Rule 457(h) under the Securities Act based on the weighted average of the price at which the stock options may be exercised.
(6)	Represents ordinary shares of Pharvaris N.V. that are issuable pursuant to awards granted under the Amended and Restated Pharvaris B.V. 2016 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered to the participants in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Pharvaris N.V. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act on February 8, 2021, relating to the Company’s Registration Statement on Form F-1, as amended (Registration No. 333-252157); and

(b) The description of the Company’s ordinary shares incorporated by reference in the Company’s Registration Statement on Form 8-A (File No. 001-40010), filed with the Commission on February 4, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. The Company is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Dutch law, members of the Company’s Board of Directors (“Board”) may be liable for damages in the event of improper or negligent performance of their duties. They may be jointly and severally liable for damages to the Company and to third parties for infringement of our Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Members of the Board and the Company’s Senior Management and certain other officers of the Company and certain subsidiaries are insured under an insurance policy against damages resulting from their conduct when acting in the capacities as such members or officers.

Our Articles of Association provide for an indemnity for current and former members of the Board and such current and former officers and employees of the Company as designated by the Board (collectively, the “Indemnified Persons”). The Company shall indemnify all Indemnified Persons against any financial losses or damages incurred by such person and any expense reasonably paid or incurred by such person in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which such person becomes involved to the extent this relates to his current or former position with the Company and/or a group company and in each case to the extent permitted by applicable law. No indemnification shall be given to an Indemnified Person: (a) if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Person); (b) to the extent that the Indemnified Person’s financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so); (c) in relation to proceedings brought by such Indemnified Person against the Company, except for proceedings brought to enforce indemnification to which the Indemnified Person is entitled pursuant to the Articles of Association of the Company, any indemnification agreement entered into with such Indemnified Person which has been approved by the Board, or pursuant to insurance taken out by the Company for the benefit of such Indemnified Person; or (d) for any financial losses, damages, or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1*	Articles of Association of Pharvaris N.V.

5.1*	Opinion of NautaDutilh N.V., Dutch counsel of Pharvaris N.V., as to the validity of the ordinary shares

23.1*	Consent of NautaDutilh N.V., Dutch counsel of Pharvaris N.V. (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Accountants N.V.

24.1*	Power of Attorney (included on signature page to the registration statement)

10.1*	Pharvaris N.V. 2021 Equity Incentive Plan

10.2	Amended and Restated Pharvaris B.V. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the registrant’s Registration Statement on Form F-1/A (Registration No. 333-252157), filed on February 1, 2021).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands on February 9, 2021.

PHARVARIS N.V.

By:	/s/ Berndt Modig
Name:	Berndt Modig
Title:	Chief Executive Officer and Member of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Berndt Modig as his or her true and lawful attorney-in fact and agent, with full powers to him to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorney, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on February 9, 2021, in the capacities indicated.

Name	Title

/s/ Berndt Modig	Chief Executive Officer and Member of the Board (Principal Executive Officer)
Berndt Modig

/s/ Anna Nijdam	Finance Director and Principal Accounting Officer (Principal Financial Officer and Principal Accounting Officer)
Anna Nijdam

/s/ Rémi Droller	Member of the Board
Rémi Droller

/s/ Richard Gaster, M.D., Ph.D.	Member of the Board
Richard Gaster, M.D., Ph.D.

/s/ Martijn Kleijwegt	Member of the Board
Martijn Kleijwegt

/s/ Hans Schikan, Pharm.D.	Member of the Board
Hans Schikan, Pharm.D.

/s/ David Meeker, M.D.	Member of the Board
David Meeker, M.D.

/s/ Robert Glassman, M.D.	Member of the Board
Robert Glassman, M.D.

/s/ Morgan Conn	Authorized Representative in the United States
Morgan Conn